Exhibit 5.1
LANDS’ END, INC 1 Lands’ End Lane Dodgeville, Wisconsin 53595

Dorian R. Williams
Senior Vice President
General Counsel, and Corporate Secretary
March 31, 2017
Lands’ End, Inc.
1 Lands’ End Lane
Dodgeville, Wisconsin 53595
Ladies and Gentlemen:
I have acted as counsel for Lands’ End, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 1,425,000 shares of the common stock, par value $.01 per share (the “Shares”), of the Company issuable pursuant to the terms of the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) and the Lands’ End, Inc. 2017 Stock Plan (collectively, as each hereafter may be further amended and/or restated, the “Plans”).
In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below, including the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, minutes and records of the corporate proceedings of the Company, the Plans, each as currently in effect, and the Registration Statement and the exhibits thereto. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies. Finally, I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares have been duly authorized for issuance and when duly issued, sold and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.
My opinions expressed above are subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
I assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof. This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and Item 8 of Part II of Form S-8.

Sincerely,

/s/ Dorian R. Williams
Dorian R. Williams